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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in Post-Effective Amendment No. 7 to the Registration Statement of the Fulcrum Trust (formerly the Palladian Trust) on Form N-1A of our report dated March 16, 1998 on our audit of the financial statements and financial highlights of the Value Portfolio, Growth Portfolio, International Growth Portfolio, Global Strategic Income Portfolio and Global Interactive/Telecomm Portfolio (five portfolios of the Palladian Trust) which report is included in the Annual Report to Shareholders for the year ended December 31, 1997 which is incorporated by reference in the Post-Effective Amendment to the Registration Statement. We also consent to the reference to our Firm under the caption "Financial Highlights" in the Prospectus and Service Providers in the Statement of Additional Information.





Baltimore, Maryland                              PricewaterhouseCoopers LLP
July 1, 1998